As filed with the Securities and Exchange Commission on November 12, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American BriVision (Holding) Corporation

(Exact name of registrant as specified in its charter)

Nevada	26-0014658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(Address of principal executive offices) (Zip Code)

2016 Stock Option Plan

(full title of the plan)

Howard Doong

Chief Executive Officer

American BriVision (Holding) Corporation

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(Name and address of agent for service)

(510) 668-0881

(Telephone number, including area code, of agent for service)

Copy To:

Jay Kaplowitz, Esq.

Huan Lou, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of Americas, 37th Floor

New York, NY 10036

(212) 930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	140,277	(2)	$5.38	(3)	$754,690	(3)	$97.96

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares being registered is the aggregate number of shares issued or to be issued to the employees and consultants under the American BriVision (Holding) Corporation 2016 Stock Option Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, using the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the OTCQB on November 8, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares of common stock, which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the American BriVision (Holding) Corporation 2016 Stock Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Howard Doong

Chief Executive Officer

American BriVision (Holding) Corporation

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Phone number: (845)291-1291

Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

i

REOFFER PROSPECTUS

AMERICAN BRIVISION (HOLDING) CORPORATION

140,277 Shares of Common Stock

This reoffer prospectus relates to the sale of 140,277 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. We will receive no part of the proceeds from sales made under this reoffer prospectus. It is anticipated that the Selling Stockholders will offer common stock for sale at prevailing prices on the OTC Market QB Tier or a national stock exchange where the Company’s common stock is listed on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

Our 2016 Stock Option Plan authorizes the issuance of up to 1,740,354 shares (as adjusted due to the stock forward split in 2016 and reverse stock split in 2019) of our common stock to officers, directors, employees and consultants of the Company. This reoffer prospectus has been prepared for the purposes of registering 140,277 common shares issued or to be issued under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTCQB tier (the “OTCQB”) under the symbol “ABVC.” On November 8, 2019, the closing sale price of our common stock on the OTCQB was $5.45 per share.

Investing in our securities involves a high degree of risk. You should read carefully and consider the information contained in and incorporated by reference under “Risk Factors” beginning on page 3 of this prospectus, and the risk factors contained in other documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2019.

ii

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

iii

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference. It does not contain all of the information that you should consider before buying our securities. You should read this prospectus in its entirety, including the information incorporated by reference herein

Business Overview

ABVC is a clinical stage biopharmaceutical company focused on utilizing its licensed technology to (i) further the development of pharmaceutical products with focuses on cancer and central nervous system (“CNS”) indications and medical devices for eye indications, (ii) seek regulatory approvals for its drug and medical device candidates, (iii) after receiving necessary regulatory approval, collaborate with selected pharmaceutical companies to commercialize such pharmaceutical products in various markets, and (iv) provide pharmaceutical and nutraceutical services. ABVC’s business model includes the following stages: 1) engaging qualified medical research institutions to conduct clinical trials of translational drug candidates for Proof of Concept (“POC”) on behalf of the Company; 2) retaining ownership of the research results by the Company, and 3) out-licensing the research results and data to qualified pharmaceutical companies that will develop its research results to commercially ready pharmaceutical products. The Company currently concentrates on, among other things, clinical research and development of six new drug candidates and one Class III medical device, which collectively constitute its primary business operations and research projects. As of the date of this prospectus, the Company has not generated substantial revenue from its research and development of new drugs and medical devices. The six new drug candidates were licensed from BioLite, Inc. (“BioLite Taiwan”), a company formed in Taiwan that is a subsidiary of BioLite Holding, Inc. (“BioLite”), a wholly-owned subsidiary of the Company. The six new drug candidates under our development are named as follows: ABV-1504 for the treatment of Major Depressive Disorder, ABV-1505 to treat Attention-Deficit Hyperactivity Disease, ABV-1501 for the treatment of Triple Negative Breast Cancer, ABV-1703 for the treatment of Pancreatic Cancer, ABV-1702 to treat Myelodysplastic syndromes, and ABV-1601 Depression in Cancer Patients. The Class III medical device was licensed from and co-developed with BioFirst Corporation (“BioFirst”), a company formed under the laws of Taiwan, and a related party to the Company. The internal name of ABVC’s Class III medical device is ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage. ABV-1701 is being co-developed by the Company and BioFirst and the research data, intellectual property and licensing revenue generated from the collaboration will be shared equally between the Company and BioFirst. The Company and BioFirst have the sole license to develop and commercialize ABV-1701 by the end of 2030.

Mergers

As disclosed in a registration statement on Form S-4 (the “Registration Statement S-4”) filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2018, as amended from time to time, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 2”) completed a business combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 31, 2018 where ABVC acquired BioLite and BioKey via the issuance of additional shares of common stock of ABVC to the shareholders of BioLite and BioKey. On February 8, 2019, the parties to the Merger Agreement consummated the merger transactions. Pursuant to the terms of the Merger Agreement, BioLite and BioKey became wholly-owned subsidiaries of the Company on February 8, 2019. The Company issued an aggregate of 104,558,777 shares (prior to the reverse stock split) of Common Stock as consideration to the shareholders of BioLite and BioKey pursuant to the Registration Statement S-4  Amendment No. 3 filed with the SEC on January 16, 2019 which became effective by operation of law on or about February 5, 2019.

BioLite is a clinical stage pharmaceutical company focused on translational research of botanical and natural active pharmaceutical ingredients (“API”) based products in the fields of central nervous system, oncology/ hematology and autoimmune diseases. Because BioLite believes natural substances have many healing powers, BioLite focuses its research resources to the development of botanical products, which include plant materials, algae, macroscopic fungi and combinations thereof. BioLite mostly uses traditional cultivation, fermentation and purification techniques, excluding genetic modifications, to process the active natural constituents of its drug candidates. Its operational activities primarily focus on researching and developing novel botanical and natural drugs utilizing scientific methodology and approaches in compliance with the procedures and protocols prescribed by the U.S. Food and Drug Administration (the “FDA”). BioLite’s primary operations are located in Taiwan.

BioKey, a California corporation and wholly-owned subsidiary of the Company, is a specialty pharmaceutical company that has two main business lines: i) platform-based control release technology of active pharmaceutical ingredients and ii) integrated pharmaceutical services, such as clinical research contracting services, generic drug development, drug manufacturing and related pharmaceutical consulting. BioKey’s core expertise is the application of its proprietary oral control release technology to develop generic and branded pharmaceuticals and nutraceuticals. BioKey has four abbreviated new drug applications (“ANDA”s) approved by the FDA and more than ten generic and ANDA product candidates in the pipeline. In addition, BioKey provides integrated pharmaceutical services, including analytical services and pharmaceutical and nutraceutical product development and manufacturing.

Corporate Information

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002. American BriVision Corp. (“BriVision”), a wholly-owned subsidiary of ABVC, was incorporated in the State of Delaware on July 21, 2015. BioLite was incorporated in the State of Nevada on July 27, 2016. BioKey was incorporated in the State of California on November 20, 2000. BriVision, BioLite and BioKey are three operating Subsidiaries wholly owned by the Company.

Our principal executive office is located at 44370 Old Warm Springs Blvd., Fremont, CA 94538. Our telephone number at our principal executive office is (510) 668-0881. Our corporate website of BriVision is http://www.ambrivis.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

About This Offering

This offering relates to the resale by the Selling Stockholders of up to 140,277 shares of common stock. The Selling Stockholders have or may acquire such shares pursuant to grants made pursuant to the Company’s 2016 Stock Incentive Plan.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Risks Related to the Company’s Business

The Company is a development stage biopharmaceutical company and is thus subject to the risks associated with new businesses in that industry.

The Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite and the right to co-develop with BioFirst a medical device (collectively the “ABVC Pipeline Products”). As such, the Company is a clinical stage biopharmaceutical company with operations that generate unsubstantial revenues. The Company is establishing and implementing many important functions necessary to operate a business, including the clinical research and development of the ABVC Pipeline Products, further establishment of the Company’s managerial and administrative structure, accounting systems and internal financial controls. Before the Mergers, the Company faced costs, uncertainties, delays and difficulties frequently encountered by pre-revenue stage biopharmaceutical companies. Upon completion of the Mergers and full integration of BioLite and BioKey into the Company, the Company will have limited revenue and remain unprofitable for an indefinite period of time.

Accordingly, you should consider the Company’s prospects in light of the risks and uncertainties that a pharmaceutical company with a limited operating history and revenue faces. In particular, potential investors should consider that there are significant risks that the Company will not be able to:

●	implement or execute its current business plan, or generate profits;

●	attract and maintain a skillful management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate its business plan;

●	determine that the processes and technologies that it has developed are commercially viable; and/or

●	enter into contracts with commercial partners, such as licensors and suppliers.

If any of the above risks occurs, the Company’s business may fail, in which case you may lose the entire amount of your investment in the Company. The Company cannot assure that any of its efforts in business operations will be successful or result in the timely development of new products, or ultimately produce any material revenue and profits.

In addition, after the Mergers, as a pre-profit biopharmaceutical company, the Company needs to transition from a company with a research and development focus to a company capable of supporting commercial activities. The Company may not be able to reach such transition point or make such a transition, which would have affect our business, financial condition, results of operations and prospects.

If the Company fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

The Company has limited capital resources and operations. The CDMO Unit generates a limited amount of revenue that could only partially support the operations of the Company. To date, its operations have been funded partially from the proceeds from financings or loans from its shareholders and management. From time to time, we may seek additional financing to provide the capital required to expand our production facilities, research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

If the Company does not raise sufficient capital to fund its ongoing development activities, it is likely that it will be unable to carry out its business plans, including R&D development and expansion of production facilities. The Company may not be able to obtain additional financing on terms acceptable, or at all. Even if the Company obtains financing for near term operations and product development, the Company may require additional capital beyond the near term. If the Company is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue our operations.

The Company has no history in obtaining regulatory approval for, or commercializing, any new drug candidate.

With limited operating history, the Company has never obtained regulatory approval for, or commercialized, any new drug candidate. It is possible that the FDA may refuse to accept our planned New Drug Application (or “NDA”) for any of the six drug products for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the new drug candidates or the medical device. Although our CDMO strategic business department has experience in obtaining abbreviated new drug applications (or “ANDA”) approvals, the processes and timelines of obtaining an NDA approval and ANDA approval can differentiate substantially. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly. Depending on the FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have. Any delay in obtaining, or inability to obtain, regulatory approvals of any of our drug candidate will prevent us from sublicensing such product. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA. If any of these outcomes occurs, we may be forced to abandon our planned NDA for such drug candidate, which materially adversely affects our business and could potentially cause us to cease operations. We face similar regulatory risks in a foreign jurisdiction.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market via geographic expansion and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from other parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our current products have certain side effects. If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

The Company researches and develops the following six drug products and one medical device: ABV-1501, ABV-1504, ABV-1505, ABV-1701, ABV-1702, ABV-1601 and ABV-1703. Each of these seven products may cause serious adverse effects to their users. For example, the API of ABV-1501, ABV-1702 and ABV-1703 is Maitake mushroom extract. Side effects, or adverse events, associated with Maitake mushroom extract include blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, and hyperglycemia. Serious adverse events (collectively, the “SAE”) associated with this compound include leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

ABV-1504 and ABV-1505 have the same API, “Radix Polygala”, which is known as Polygala tenuifolia Willd or PDC-1421 Capsule (“Polygala tenuifolia Willd”). Side effects, or adverse events, associated with ABV-1504 and ABV-1505, coming from administration of the trial medicine or examination procedure such as the procedure of taking blood (fainting, pain and/or bruising), may lead to gastrointestinal disorders (abdominal fullness and constipation), nervous system disorders (drowsiness, sleepiness, and oral ulcer). In addition, long-term use may cause miscarriages.

As of the date of this prospectus, the Company is processing Phase I clinical trial of ABV-1701 and is not aware of any serious side effects associated therewith. However, new serious side effects of ABV-1701 may be uncovered as the clinical trials continue.

The occurrence of any of those adverse events would harm our future sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our future medicines could be adversely affected due to the severe side effects discovered.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign exchange fluctuations; and

●	diminished protection of intellectual property in some countries.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidates.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

●	be delayed in obtaining marketing approval for our product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing or other requirements; or

●	be required to remove the product from the market after obtaining marketing approval.

Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never completed a new drug or new medical device FDA application process from Phase I to FDA approval and commercialization. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidates. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidates.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our products will pose the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborative agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

ABVC, through BioLite, may not be able to receive the full amounts available under the collaboration agreement by and between BioLite, Inc. and BioHopeKing, which could increase its burden to seek additional capital to fund the business operations.

In February and December 2015, BioLite, Inc., a subsidiary of BioLite, entered into a total of three collaboration agreements with BioHopeKing to jointly develop ABV-1501 for TNBC (or BLI-1401-2 as used by BioLite internally) and ABV-1504 for MDD (or BLI-1005 as used by BioLite internally) in most Asian countries and BLI-1006, which has been later replaced with BLI-1008 for ADHD in Asia, excluding Japan. ABVC and BioLite are co-developing ABV-1501 for TNBC and ABV-1504 for MDD pursuant to the Collaboration Agreement and its Addendum entered by and between BriVision and BioLite Taiwan where ABVC and BriVision are responsible for the clinical trials of such two new drug candidates. In accordance with the terms of the BioHopeKing Collaboration Agreement for ABV-1501 or BLI-1401-2 and the Addendum thereto, BioLite shall receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when ABV-1501 or BLI-1401-2 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from BioHopeKing. As a result of BioLite’s potential inability to receive the full payments under those collaboration agreements with BioHopeKing, ABVC may have to seek other sources of financing to fund its operation activities.

ABVC and its Subsidiaries may not be successful in establishing and maintaining additional strategic partnerships, which could adversely affect ABVC’s ability to develop and commercialize products, negatively impacting its operating results.

In addition to ABVC’s current collaboration with BioHopeKing for selected Asian markets, a part of its strategy is to evaluate and, as deemed appropriate, enter into additional partnerships in the future with major biotechnology or pharmaceutical companies. ABVC’s products may prove to be difficult to effectively license out as planned. Various regulatory, commercial and manufacturing factors may impact ABVC’s ability to seek co-developers of or grow revenues from licensing out any of the six products in the pipeline, none of which has been fully licensed out. Specifically, ABVC may encounter difficulty by virtue of:

●	its inability to effectively identify and align with commercial partners in the U.S. to collaborate the development of ABV-1504 for the treatment of Major Depressive Disorder, ABV-1505 to treat Attention-Deficit Hyperactivity Disease, ABV-1501 for the treatment of Triple Negative Breast Cancer, ABV-1703 to the treatment of Pancreatic Cancer, ABV-1601 to treat Depression in Cancer Patients and ABV-1702 to treat Myelodysplastic syndromes and ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage;

●	its inability to secure appropriate contract research organizations (“CRO”s) to conduct data analysis, lab research and FDA communication; and

●	its inability to effectively continue clinical studies on and secure positive research results of all of our investigational new drugs to attract additional commercial collaborators outside the U.S.

ABVC faces significant competition in seeking appropriate partners for its therapeutic candidates, and the negotiation process is time-consuming and complex. In order for ABVC to successfully partner its autoimmune, CNS and hematology therapeutic candidates, potential partners must view these medicinal candidates as economically valuable in markets they determine to be attractive in light of the terms that ABVC is seeking and compared to other available products for licensing by other companies. Even if ABVC is successful in its efforts to establish new strategic partnerships, the terms that ABVC agrees upon may not be favorable, and it may not be able to maintain such strategic partnerships if, for example, development or approval of an autoimmune therapeutic is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic partnership agreements related to any of ABVC’s therapeutic candidates could delay the development and commercialization of such candidates and reduce its competitiveness even if it reaches the market.

If ABVC fails to establish and maintain additional strategic partnerships or collaboration related to its therapeutic candidates that have not been fully licensed, it will bear all of the risk and costs related to the development of any such drug candidate, and it may need to seek additional financing, hire additional employees and otherwise develop expertise for which it has not budgeted. This could negatively affect the development of any incompletely partnered new drug candidates.

ABVC’s licensors may choose to terminate any of the license agreements with ABVC. As a result, ABVC’s research and development of the new drug candidate which contains the underlying API may be terminated abruptly.

If ABVC’s Subsidiary BioLite materially breaches any license agreements it has with Yukiguni Maitake Co. (“Yukiguni”), Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”) or Industrial Technology Research Institute (“ITRI”), or any of such license agreement terminates unexpectedly, BioLite may not be able to continue its research and development of the new drug candidate which contains the underlying API whose license has been terminated. Pursuant to the Yukiguni License Agreement, if BioLite fails to meet the milestone sales requirement or submit certain applications to the appropriate health authorities on a schedule prescribed therein, Yukiguni shall have the right to terminate the Yukiguni License Agreement. If the Yukiguni License Agreement is terminated involuntarily, BioLite will be forced to discontinue its new drug development of ABV-1702, ABV-1502 and ABV-1501 and terminate the collaboration agreements relating to the three new drug candidates. The termination of the right to use the underlying API will materially disrupt the operations of ABVC. Pursuant to the license agreement between BioLite Taiwan and ITRI, if BioLite Taiwan fails to complete the research submission milestones according to the schedule set forth therein without reasons or with reasons unstatisfied with ITRI, ITRI shall have the right to terminate the license agreement with BioLite Taiwan without refund to BioLite Taiwan. BioLite Taiwan and BioLite have submitted the IND for PDC-1421 and subsequently conducted Phase II clinical trials of two drug candidiates developed from PDC-1421 according to the schedule listed in the license agreement between BioLite Taiwan and MPITDC.

ABVC’s Subsidiary BioLite depends on one supplier for the API of ABV-1702, ABV-1502 and ABV-1501 and any failure of such supplier to deliver sufficient quantities of the API that meets its quality standard could have a material adverse effect on its research of these three drug candidates.

Currently BioLite relies primarily on Yukiguni, a Japanese supplier, to provide Yukiguni Maitake Extract 404, the API which is contained in ABV-1702, ABV-1502 and ABV-1501, three of the six drug candidates in BioLite’s oncology/hematology portfolio. It has entered into the Yukiguni License Agreement, among other things, for the delivery of Yukiguni Maitake Extract 404, which is patented in Japan and China. BioLite agrees to fulfill its demand of the Yukiguni Maitake Extract 404 by purchasing first from Yukiguni respecting the therapeutic products and Yukiguni represents that it will provide sufficient quantities of such API that meets cGMP standards. If the supplies of Yukiguni Maitake Extract 404 were interrupted for any reason, BioLite’s research and development activities of these three drug candidates could be delayed. These delays could be extensive and expensive, especially in situations where a substitution is not readily available.

Although BioLite may negotiate with other vendors that could provide Yukiguni Maitake Extract 404, it cannot guarantee that it will be able to find such vendors. Failure to obtain adequate supplies of high quality Yukiguni Maitake Extract 404 in a timely manner could have a disruptive effect on ABVC and BioLite’s research and development activities of ABV-1702, ABV-1502 and ABV-1501, resulting in a material adverse effect on the Company’s business, financial condition and results of operations.

With respect to generic drugs, ABVC’s sales and marketing functions are currently very limited and ABVC currently relies on third parties to promote its products to physicians in the U.S. and rely on its foreign partners with respect to marketing and distribution of its generic drugs outside the U.S. Failure to maintain commercial marketing and sales partners or attract qualified marketing and sales personnel will have material adverse effects on the results of the Company’s operations.

ABVC has marketing personnel to develop clientele for its CDMO business line but does not have marketing and sales human capital for its generic drug products. ABVC heavily relies on third parties to promote its products to physicians in the U.S. and rely on its foreign partners to conduct marketing and sales outside the U.S. ABVC will need to maintain its commercial marketing and sales partners and attract others or be in a position to afford qualified or experienced marketing and sales personnel to market its generic drug products. Failure to maintain commercial marketing and sales partners or attract qualified marketing and sales personnel will have material adverse effects on the results of the Company’s operations.

ABVC may use hazardous chemicals and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

ABVC’s research and development may involve the controlled use of hazardous materials, including chemicals and biological materials. ABVC cannot eliminate the risk of accidental contamination or discharge and any resulting injury from these materials. ABVC may be sued for any injury or contamination that results from its use or the use by third parties of these materials, and its liability may exceed any insurance coverage and its total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Although ABVC makes its best efforts to comply with environmental laws and regulations despite the associated high costs and inconvenience, ABVC cannot guarantee that it will not mishandle any hazardous materials in the future. If it fails to comply with these requirements or any improper handling of hazardous materials occurs, it could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, ABVC cannot predict the impact on its business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

The facilities where the samples of drug candidates are manufactured need to be maintained and monitored in compliance with the good manufacturing practice standards, the failure of such maintenance could contaminate the results of our clinical trials and adversely affect our operations.

ABVC’s Subsidiary BioKey operates a laboratory facility that is a certified good manufacturing practice facility (“cGMP”) and some of its contract clinical trial service providers use cGMP facilities to conduct clinical studies. ABVC cannot be certain that ABVC or its present or future contract manufacturers or suppliers will be able to comply with cGMPs regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

Risks Related to Intellectual Property

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to the Company, could negatively impact its respective licensors’ patent position and interrupt its research activities.

The patent positions of pharmaceutical companies and research institutions can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the U.S. Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter parties review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter parties review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide the Company with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the U.S. and foreign countries may permit others to use discoveries of the Company or to develop and commercialize their new drug candidates without providing any compensation thereto, or may limit the number of patents or claims the Company can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending the intellectual property rights of the Company.

If the Company fails to obtain and maintain patent protection and trade secret protection of its respective products, the Company could lose their competitive advantages and competition it faces would increase, reducing any potential revenues and adversely affecting its ability to attain or maintain profitability.

Developments in patent law could have a negative impact on the Company’s Licensors’ patent positions and the Company’s business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on the Company’s business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect the Company, BioLite and BioKey’s ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting the Company’s patent applications, its ability to obtain patents based on its discoveries and its ability to enforce or defend its patents.

If the Company is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed, respectively.

In addition to patent protection, because the Company operates in the highly technical field of discovery and development of therapies, it relies in part on trade secret protection in order to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The Company has entered into confidentiality and non-disclosure agreements with its employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by the Company during the course of the party’s relationship therewith. These agreements also generally provide that inventions conceived by the party in the course of rendering services to the Company will be ABVC’s exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to the Company.

In addition to contractual measures, the Company tries to protect the confidential nature of its proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for the Company. The Company’s security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and recourse it takes against such misconduct may not provide an adequate remedy to protect the Company’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by the Company. If the Company’s confidential or proprietary information, such as the trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, its competitive position could be harmed.

Third parties may assert that the Company’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

The Company might employ individuals who were previously employed at universities or other biopharmaceutical companies, including its competitors or potential competitors. Although through certain non-disclosure covenants and employment agreements with its officers and employees, the Company tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in the work for the Company, the Company may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If the Company fails in defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights or personnel. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and be a distraction to the Company’s management and other employees.

ABVC’s ability to compete may decline if it does not adequately protect its proprietary rights or if it is barred by the intellectual property rights of others.

ABVC’s commercial success depends on obtaining and maintaining proprietary rights to its drug candidates as well as successfully defending these rights against third-party challenges. ABVC obtains its rights to use and research certain proprietary information to further develop the drug candidates primarily from three institutions, MPITDC, ITRI and Yukiguni (collectively the “Licensors”). These three institutions own the intellectual property rights in the products that have been licensed to us and may prosecute new patents of the drug candidates that are invented or discovered within the licensed scope of use under the respective license agreements. ABVC will only be able to protect its new drug candidates from unauthorized use by third parties to the extent that its valid and enforceable patents, or effectively protected trade secrets and know-how, cover them.

ABVC’s ability to obtain new patent protection for its new drug candidates is uncertain due to a number of factors, including that:

●	ABVC may not have been the first to make the inventions covered by pending patent applications or issued patents;

●	ABVC may not have been the first to file patent applications for its new drug candidates;

●	others may independently develop identical, similar or alternative products or compositions and uses thereof;

●	ABVC’s disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

●	any or all of ABVC’s pending patent applications may not result in issued patents;

●	ABVC may not seek or obtain patent protection in countries that may eventually provide a significant business opportunity;

●	any patents issued to ABVC may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

●	ABVC’s methods may not be patentable;

●	ABVC’s licensors may successfully challenge that ABVC’s new patent application fall outside the licensed use of the products; or

●	others may design around ABVC’s patent claims to produce competitive products which fall outside of the scope of its patents.

Even if ABVC has or obtains new patents covering its new drug candidates, ABVC may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ABVC. There are many issued U.S. and foreign patents relating to therapeutic products and some of these relate to ABVC’s new drug candidates. These could materially affect ABVC’s ability to develop its drug candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to ABVC that may later result in issued patents that its new drug candidates may infringe. These patent applications may have priority over patent applications filed by ABVC.

The Company and its respective licensors may not be able to enforce their intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for the Company and its respective licensors to stop the infringement of some of the Licensors’ patents, or the misappropriation of their other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company and its licensors have chosen in the past and may choose in the future not to seek patent protection in certain countries, and as a result the Company will not have the benefit of patent protection in such countries. Moreover, the Company may choose in the future not to seek patent protection in certain countries, and as a result it will not have the benefit of patent protection in such countries.

Proceedings to enforce the Company’s and its licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of the businesses. Accordingly, the efforts to protect the Company’s intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the U.S. and foreign countries may affect the Company’s ability to obtain adequate protection for its technology and the enforcement of intellectual property.

Regulatory Risks Relating to Biopharmaceutical Business

The Company is subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal products during production and storage, and control of marketing activities, including advertising and labeling.

The products the Company is currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

The Company cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, any of its current or future product candidates.

The Company may not be able to develop any current or future product candidates. The Company’s new drug candidates will require substantial additional clinical development, testing, and regulatory approval before the commencement of commercialization. The clinical trials of the Company’s drug candidates are, and the manufacturing and marketing of our new drug candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the U.S. and in other countries where the Company intend to test and, if approved, market any new drug candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, the Company must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if the Company is able to obtain the requisite financing to continue to fund its development and clinical programs, it cannot assure the investors that any of the product candidates will be successfully developed or commercialized.

The Company is not permitted to market a therapeutic product in the U.S. until it receives approval of an NDA or ANDA, for that product from the FDA, or in any foreign countries until they receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

●	Unable to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;

●	the results of the Company’s clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may not approve the formulation of any product candidate;

●	the CROs, that BioLite or the Company retains to conduct its clinical trials may take actions outside of its control that materially adversely impact its clinical trials;

●	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

●	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;

●	the FDA may disagree with the interpretation of data from the Company’s pre-clinical studies and clinical trials;

●	the FDA may not accept data generated at the Company’s clinical trial sites;

●	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval; or

●	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which the Company, through BioLite, may seek approval for any of our new drug candidates.

Any of these factors, many of which are beyond the Company’s control, could jeopardize its ability to obtain regulatory approval for and successfully market any new drug candidate. As a result, any such setback in the Company’s pursuit of initial or additional regulatory approval would have a material adverse effect on its business and prospects.

If the Company does not successfully complete pre-clinical and Phase I and II clinical development, it will be unable to receive full payments under their respective collaboration agreements, find future collaborators or partners to take the drug candidates to Phase III clinical trials. Even if the Company successfully completes all Phase I and II clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA for Phase III trials may be submitted to the FDA. Although there are a large number of drugs in development in the U.S. and other countries, only a very small percentage result in commercialization, and even fewer achieve widespread physician and consumer acceptance following the regulatory approval.

In addition, the Company may encounter delays or drug candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If the Company obtains required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

●	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

●	diminishment of any competitive advantages that such drug candidates may have or attain.

Furthermore, if the Company fails to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, the Company may encounter or be subject to:

●	delays or termination in clinical trials or commercialization;

●	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

●	product recalls or seizures;

●	suspension of manufacturing;

●	withdrawals of previously approved marketing applications; and

●	fines, civil penalties, and criminal prosecutions.

The Company faces substantial competition from companies with considerably more resources and experience than the Company has, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than the Company.

The Company competes with companies that research, develop, manufacture and market already-existing and new pharmaceutical products in the fields of CNS, hematology/oncology and autoimmune. The Company anticipates that it will face increased competition in the future as new companies enter the market with new drugs and/or technologies and/or their competitors improve their current products. One or more of their competitors may offer new drugs superior to the Company’s and render the Company’s drugs uneconomical. A lot of the Company’s current competitors, as well as many of its respective potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new drug development, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If the Company is not able to compete successfully, it may not generate sufficient revenue to become profitable. The Company’s ability to compete successfully will depend largely on its ability to:

●	successfully commercialize its drug candidates with commercial partners;

●	discover and develop new drug candidates that are superior to other products in the market;

●	with its collaborators, obtain required regulatory approvals;

●	attract and retain qualified personnel; and

●	obtain patent and/or other proprietary protection for its product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make the Company’s products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before we do. Other companies are or may become engaged in the discovery of compounds or botanical materials that may compete with the drug candidates the Company is developing.

The Company competes with a large number of well-established pharmaceutical companies that may have more resources than the Company does in developing therapeutics in the fields of CNS, oncology/hematology and ophthalmology.

Any new drug candidate the Company is developing or commercializing that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If the Company is not able to compete effectively against its current and future competitors, its business will not grow and its financial condition and operations will suffer.

Risks Relating to Doing Business Outside the United States

Because part of ABVC’s pharmaceutical research and development is conducted outside of the U.S., the Company is subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

ABVC collaborates with partners whose primary place of business is in Taiwan, Republic of China and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;

●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations and treaties;

●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;

●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

●	difficulties in achieving headcount reductions due to unionized labor and works councils;

●	restrictions on transfers of funds and assets between jurisdictions; and

●	China- Taiwan geo-political instability.

As the Company continues to operate its business globally, its success will depend in part, on its ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect the Company’s business, financial condition and results of operations.

The Company may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and Chinese anti-corruption law.

The Company is subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments, foreign government officials and political parties by U.S. persons as defined by the statute for purposes of obtaining or retaining businesses. The Company may have agreements with third parties who may make sales in mainland China and the U.S., during the process of which the Company may be exposed to corruption. Activities in Taiwan create the risk of unauthorized payments or offers of payments by an employee, consultant or agent of the Company, because these parties are not always subject to the Company’s control.

Although the Company believes to date it has complied in all material aspects with the provisions of the FCPA and Chinese anti-corruption law, the existing safeguards and any future improvements may prove to be less than effective and any of the Company’s employees, consultants or agents may engage in corruptive conduct for which the Company might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions against the Company and individuals and therefore could negatively affect the Company’s business, operating results and financial condition. In addition, the Taiwanese government may seek to hold the Company liable as a successor for FCPA violations committed by companies in which the Company invests or acquires.

If the Company becomes directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matters. Any unfavorable results from the investigations could harm our business operations, this offering and our reputation.

Recently, U.S. public companies that have substantially all of their operations in China, have been subjects of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, lack of effective internal control over financial accountings, inadequate corporate governance and ineffective implementation thereof and, in many cases, allegations of fraud. As a result of enhanced scrutiny, criticism and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless or illiquid. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effects the sector-wide investigations will have on the Company. If the Company becomes a subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, the Company will have to expend significant resources to investigate such allegations and defend the Company. If such allegations were not proven to be baseless, the Company would be severely hampered and the price of the stock of the Company could decline substantially. If such allegations were proven to be groundless, the investigation might have significantly distracted the attention of the Company’s management.

International operations expose the Company to currency exchange and repatriation risks, and the Company cannot predict the effect of future exchange rate fluctuations on its business and operating results.

The Company has business operations in Taiwan and collaborative activities in the U.S. and Japan. Substantial amounts of revenues are received and expenses are incurred in New Taiwan Dollars and U.S. dollars. Thus, the Company has exposure to currency fluctuations. The Company cannot assure you that the effect of currency exchange fluctuations will not materially affect its revenues and net income in the future.

ABVC’s business could be adversely affected by changes in the U.S. presidential administration.

A new U.S. presidential administration came to power in January 2017 and President Trump has taken certain efforts to impose importation tariffs from certain countries such as China and Mexico which could affect the cost of certain ABVC’s product components and the sales of certain ABVC’s products and services. In addition, the Trump Administration has and will appoint and employ many new secretaries, directors and the like into positions of authority in the U.S. Federal government dealing with the pharmaceutical and healthcare industries that may potentially have a negative impact on the prices and the regulatory pathways for certain pharmaceuticals, nutritional supplements and health care products such as those developed, marketed or sold by ABVC and its licensees. Such changes in the regulatory pathways could adversely affect and or delay ABVC’s ability to develop, market and sell their products in the U.S.

Risks Related to the Company’s Financial Condition

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of December 31, 2018 (on a pro forma basis as if the Mergers were closed then) and June 30, 2019, our total current liabilities were approximately $11 million and $10.9 million, respectively, which consisted primarily of advances due to related parties.

Our disclosure controls and procedures were not effective as of March 31, 2019 and as a result of such we do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. The ineffective disclosure controls and procedures may lead to restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market prices for our Series A Convertible Preferred Stock and Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

We maintain disclosure controls and procedures designed to provide reasonable assurance that material information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that the information is accumulated and communicated to our management, including our Chief Executive Officer and interim Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. We performed an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and interim Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this prospectus. Based on their evaluation, our management, including our Chief Executive Officer and interim Chief Financial Officer, concluded that our disclosure controls and procedures were not effective as of June 30, 2019.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures is also based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing stockholders.

We intend to issue Series A Convertible Preferred Stock which has senior dividend rights than Common Stock in this offering. We may create any additional series of preferred stock and issue such shares in the future although we do not have any present intention of doing so.

Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern.

Our auditors have issued a going concern opinion regarding our company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our new drug candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or new drug candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

The share price of our Common Stock is volatile and may be influenced by numerous factors, some of which are beyond our control.

There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained for either our Common Stock in the future. The trading price of our Common Stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the new drug candidates we acquire for commercialization;

●	the product candidates we seek to pursue, and our ability to obtain rights to develop those product candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	actual or anticipated adverse results or delays in our pre-clinical studies and clinical trials;

●	our failure to get any of our new drug candidates approved;

●	unanticipated serious safety and environmental concerns related to the use and research activities of any of our new drug candidates;

●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

●	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to maintain an adequate rate of growth and manage such growth;

●	issuances of debt or equity securities by us;

●	sales of our securities by us or our stockholders in the future, or the perception that such sales could occur;

●	trading volume of our Common Stock;

●	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

●	general political and economic conditions in U.S. and other countries and territories where we conduct our business;

●	effects of natural or man-made catastrophic events; and

●	adverse regulatory decisions;

●	additions or departures of key scientific or management personnel;

●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain protection for our products;

●	our dependence on third parties, including CROs and scientific and medical advisors;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

●	actual or anticipated variations in quarterly operating results;

●	failure to meet or exceed the estimates and projections of the investment community;

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading prices for our Common Stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock. Further, any future sales of our Common Stock by us or resales of our Common Stock by our existing stockholders could cause the market price of our Common Stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our Common Stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our Common Stock.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

ABVC Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Bylaws provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Our Common Stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. If the market price of our common stock falls below $5.00 per share, our common stock may be subject to the “penny stock” rules.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders will receive all proceeds from the sales of these shares of common stock, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares of common stock). We will receive proceeds from the cash exercise of options, if any. We intend to use such proceeds for general corporate purposes, including working capital.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of up to a total of 140,277 shares of common stock.

A total of 1,740,354 shares (as adjusted) of common stock have been reserved for issuance under all awards that may be granted under our 2016 Stock Option Plan. If, subsequent to the date of this reoffer prospectus, we grant any further awards under our 2016 Stock Option Plan to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

The following table sets forth, based on information provided to us by the Selling Stockholders or known to us, the name of each Selling Stockholder, the nature of any position, office or other material relationship, if any, which the Selling Stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of common stock reflected in the table will be sold from time to time in the offering covered by this prospectus. Because the Selling Stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the Selling Stockholders upon the termination of the offering.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(1)
Eugene Jiang(2)	25,173	*	18,290	25,173	*
Tsang-Ming Jiang(3)	6,067	*	14,762	6,067	*
Andrew Jiang	0	-	8,172	0	-
Da-Perong Yang	3,831	*	7,714	11,545
Chih-Chung Liu	0	-	9,429	0	-
Kazunori Kameyama	269	*	7,306	269	*
Howard Doong(4)	18,404	*	21,429	18,404	*
Richard King(5)	869	*	21,430	869	*
Chihliang An(6)	13,334	*	14,286	13,334	*
Yung-Han Chiang	0	-	1,115	0	-
Ching-Fen Yu	14,734	*	8,172	14,734	*
Ya-Lin Hsu	1,190	*	8,172	1,190	*

*	Less than 1%.

(1)	Based on 19,478,168 shares of common stock issued and outstanding as of November 12, 2019.
(2)	Mr. Eugene Jiang is the Chairman of the board of directors (the “Board”) and Chief Business Officer of the Company.
(3)	Dr. Tsang-Ming Jiang is a member of the Board.
(4)	Dr. Howard Doong is the Chief Executive Officer of the Company.
(5)	Dr. Richard King is the Chief Scientific Officer of the Company.
(6)	Mr. Chihliang An serves as the Chief Financial Officer of the Company effective on September 1, 2019.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares of common stock covered by this prospectus.

.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the Selling Stockholders determine from time to time.

Manner of Sale

The shares of common stock may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The Selling Stockholders may sell their shares of common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares of common stock. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares of common stock at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the OTCQB or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares of common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If the Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of American BriVision (Holding) Corporation as of December 31, 2018 and 2017 included elsewhere in this prospectus have been audited by KCCW Accountancy Corp., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS by Reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 15, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 28, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the SEC on August 9, 2019; and

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on May 8, 2019, May 23, 2019, July 3, 2019, July 12, 2019, July 24, 2019, August 1, 2019, August 6, 2019, August 13, 2019, August 27, 2019, September 5, 2019, September 17, 2019, October 11, 2019, October 15, 2019 and November 1, 2019.

We also incorporate by reference into this prospectus all documents filed by us with the SEC pursuant to Sections 12(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: 44370 Old Warm Springs Blvd., Fremont, CA 94538, and our phone number is (510) 668-0881.

Disclosure Of Commission Position On Indemnification

For Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Additional Information Available to You

We file annual, quarterly and current reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-8 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

REOFFER PROSPECTUS

AMERICAN BRIVISION (HOLDING) CORPORATION

140,277 Shares of Common Stock

November 12, 2019

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

●	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 15, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 28, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the SEC on August 9, 2019; and

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on May 8, 2019, May 23, 2019, July 3, 2019, July 12, 2019, July 24, 2019, August 1, 2019, August 6, 2019, August 13, 2019, August 27, 2019, September 5, 2019, September 17, 2019, October 11, 2019, October 15, 2019 and November 1, 2019.

Item 4. Description of Securities.

The Company’s authorized capital stock consists of:

●	20,000,000 shares of Common Stock, $0.001 par value per share; and

●	20,000,000 shares of preferred stock, $0.001 par value per share.

Our Common Stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our Common Stock in one or more series, with such voting powers, shall be stated in the resolution or resolutions.

Common Stock

As of November 12, 2019, there were 19,478,168 shares of our Common Stock issued and outstanding. Holders of our common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to prior distribution rights of preferred stock then outstanding. There are no conversions, redemptions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of the date of this post-effective amendment, there is no preferred stock outstanding. Pursuant to the articles of incorporation of the Company, the Board of Directors is expressly granted the authority to issue preferred stock up to 20,000,000 shares and prescribe its designations. Our board of directors designated 3,500,000 shares of our authorized but unissued Preferred Stock as Series A Convertible Preferred Stock. On June 28, 2019, the Company filed the certificate of designation of Series A Convertible Preferred Stock in an amendment to the Company’s articles of incorporation with the State of Nevada. Please refer to such amendment to the Company’s articles of incorporation in our current report on Form 8-K filed on July 3, 2019.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Item 7. Exemption from Registration Claimed.

With respect to restricted securities to be reoffered or resold pursuant to this registration statement, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act for transactions not involving a public offering.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Ference LLP
23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
23.2	Consent of KCCW Accountancy Corp.
24.1	Power of Attorney (included on the signature page)
99.1	American BriVision (Holding) Corporation 2016 Stock Incentive Plan

Item 9. Undertakings.

1. The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities: The Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 12, 2019.

AMERICAN BRIVISION (HOLDING) CORPORATION

/s/ Howard Doong
Name:	Howard Doong
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Howard Doong as his true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Doong	President and Chief Executive Officer	November 12, 2019.
Howard Doong	(Principal Executive Officer)

/s/ Chihliang An	Chief Financial Officer	November 12, 2019
Chihliang An

/s/ Eugene Jiang	Chief Business Officer and Chairman of the Board of Directors	November 12, 2019.
Eugene Jiang

/s/ Tsang Ming Jiang	Director	November 12, 2019.
Tsang Ming Jiang

/s/ Ming-Fong Wu	Director	November 12, 2019.
Ming-Fong Wu

/s/ Yen-Hsin Chou	Director	November 12, 2019.
Yen-Hsin Chou

/s/ Norimi Sakamoto	Director	November 12, 2019.
Norimi Sakamoto

/s/ Tsung-Shann Jiang	Chief Strategy Officer and Director	November 12, 2019.
Tsung-Shann Jiang

/s/ Chang-Jen Jiang	Director	November 12, 2019.
Chang-Jen Jiang

/s/ Shin-Yu Miao	Director	November 12, 2019.
Shin-Yu Miao

/s/ Yoshinobu Odaira	Director	November 12, 2019.
Yoshinobu Odaira

/s/	Director	November 12, 2019.
Shih-Chen Tzeng

/s/	Director	November 12, 2019.
Hwalin Lee